UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 27, 2004 (September 27, 2004)

Date of Report (Date of earliest event reported)

Harrah’s Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-10410	62-1411755
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Harrah’s Court Las Vegas, Nevada 89119
(Address of principal executive offices) (Zip Code)

(702) 407-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

On September 27, 2004, the Registrant, by and through certain of its subsidiaries, entered into a definitive agreement whereby an affiliate of Colony Capital, LLC will acquire Harrah’s East Chicago and Harrah’s Tunica from the Registrant.  Caesars Entertainment, Inc. will, by and through certain of its subsidiaries, sell the Atlantic City Hilton and Bally’s Tunica in the same transaction.  Pursuant to the terms of the agreement, the purchaser will acquire substantially all of the operating assets and assume certain liabilities of the Registrant’s property for approximately $627 million and of the Caesars’ properties for approximately $612 million.  The transaction is subject to regulatory approval and other customary conditions.  The information set forth in the joint press release regarding the transaction is incorporated herein by reference and attached hereto.

On July 14, 2004, the Registrant, Harrah’s Operating Company, Inc. and Caesars entered into an Agreement and Plan of Merger whereby the Registrant will acquire Caesars.

Item 9.01       Financial Statements and Exhibits.

(c)

2.1

Asset Purchase Agreement dated as of September 27, 2004 by and among Showboat Marina Casino Partnership, an Indiana general partnership, Tunica Partners II L.P., a Mississippi limited partnership, GNOC Corporation, a New Jersey corporation, Bally’s Olympia Limited Partnership, a Delaware limited partnership, Bally’s Park Place, Inc., a New Jersey corporation, Land Ventures Realty, LLC, a New Jersey limited liability company, and Resorts International Holdings, LLC, a Delaware limited liability company.

99.1	Text of joint press release, dated September 27, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2004	By:	/s/ Stephen H. Brammell
Name: Stephen H. Brammell
Title: Senior Vice President, General Counsel, and Secretary